Exhibit 10-A-33







                              AMENDED AND RESTATED

                               GAS SALES AGREEMENT

                                      BETWEEN

                         TRANSCO ENERGY MARKETING COMPANY

                                    AS SELLER

                                       AND

              PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED

                                    AS BUYER
























                                               CONFIDENTIAL

                                      INDEX


                                                                      PAGE
         I.       DEFINITIONS                                            1
         II.      GOVERNMENTAL AUTHORIZATIONS                            3
         III.     RESERVATIONS OF SELLER                                 4
         IV.      QUANTITY OF GAS                                        4
         V.       DELIVERY PRESSURE                                     10
         Vl.      POINTS OF DELIVERY AND OWNERSHIP                      10
         VII.     TERM OF AGREEMENT                                     10
         VIII.    PRICE                                                 10
         IX.      QUALITY OF GAS                                        14
         X.       METERING AND MEASUREMENT                              14
         XI.      BILLING AND PAYMENT                                   15
         XII.     TRANSPORTATION                                        16
         XIII.    GOVERNMENTAL REGULATIONS                              18
         XIV.     FORCE MAJEURE                                         20
         XV.      WARRANTY OF TITLE                                     21
         XVI.     RESPONSIBILITY                                        22
         XVII.    GENERAL PROVISIONS                                    22

                               AMENDED AND RESTATED
                                GAS SALES AGREEMENT

         THIS AGREEMENT, effective the 1st day of November, 1990, between TRANSCO ENERGY MARKETING COMPANY, as "Seller", and PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, as "Buyer", W I T N E S S E T H :

         WHEREAS, Buyer is a local distribution company; and WHEREAS, Seller purchases supplies of natural gas for resale; and WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer natural gas in the quantities and upon the terms and conditions hereinafter set forth; and
         WHEREAS, this agreement shall supersede and replace that certain
Gas Sales Agreement between Buyer and Seller dated January 1, 1989.
         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Buyer and Seller agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.01 The following words and terms, wherever used in this agree-ment, shall have the meanings set forth below:
(a) "Annual Contract Maximum" shall be equal to the DCM multiplied by the number of days in the Contract Year.
(b)      "BTU" shall mean British Thermal Unit.
(c)      "Buyer's   allocated  DCM  capacity" shall  mean  a  volume  of  firm transportation capacity available to Buyer at a TGPL receipt point which is equal to the DCM multiplied by the percentage of capacity allocated to such receipt point under TGPL's then current FERC Gas Tariff.
(d) "Buyer's city gate" shall mean the interconnection of the facilities of buyer and TGPL.
(e) "Buyer's FT Agreement" shall mean Buyer's agreement(s) with TGPL, as may be in effect from time to time, for firm transportation of gas from the TGPL receipt points to Buyer's city gate.
(f) "Contract Year" shall mean a period of twelve (12) consecutive months beginning at 7:00 a.m. (C.S.T.) on November 1 and extending until 7:00 a.m. (C.S.T.) on the next November 1.
(g) "Daily Contract Maximum" or "DCM" shall be equal to the sum of 20,000 dt of gas per day plus the quantity of gas retained by TGPL for compressor fuel and line loss makeup, as such quantity may change from time to time during the term of this agreement.
(h) "Day" shall mean a period beginning at 7:00 a.m. (C.S.T.) on a calendar day and ending at 7:00 a.m. (C.S.T.) on the next calendar day.
(i)      "Dekatherm" or "dt" shall mean the quantity of heat energy which is one
         (1) MMBtu.
(j)      "FERC" shall mean the Federal Energy Regulatory Commission.
(k) "Gas" or "natural gas" shall include casinghead gas produced with crude oil, natural gas from gas wells, coalbed methane gas, synthetic gas, coal gasification gas and residue gas resulting from processing any of the foregoing.
(1) "Load Factor" for the Contract Year shall mean the percentage which is obtained by dividing the aggregate of the daily quantities purchased by Buyer hereunder during a Contract Year by the Annual Contract Maximum. "Load Factor" for the Summer Period shall mean the percentage which is obtained by dividing the aggregate of the daily quantities purchased by Buyer hereunder during the Summer Period by a number equal to the DCM multiplied by the number of days in the Summer Period. Makeup quantities taken pursuant to Section 4.05 shall not be included for purposes of calculating Load Factor.
(m) "Mcf" shall mean one thousand (1,000) cubic feet of natural gas and "MMcf" shall mean one million (1,000,000) cubic feet of natural gas.
(n)      "MMBTU" shall mean one million (1,000,000) British Thermal Units.
(o) "Month" shall mean a period beginning at 7:00 a.m.(C.S.T.) on the first day of a calendar month and ending at 7:00 a.m.(C.S.T.) on the first day of the next calendar month.
(p) "Pricing Point" shall mean Buyer's city gate or such other point as may be agreed upon by the parties.
(q) "Redetermination Date" shall mean November 1, 1992 and November 1 of second year thereafter during the term hereof.
(r) "Summer Period" shall mean the period commencing at 7:00 a.m. (C.S.T.) on April 1 and ending at 7:00 a.m. (C.S.T.) on November 1 of each Contract Year.
(s)      "TGPL" shall mean Transcontinental Gas Pipe Line Corporation.
(t) "TGPL receipt points" shall mean TGPL Compressor Stations 30, 45, 50, and 62, or other established TGPL mainline pooling points.
(u) "Third party seller(s)" shall mean the party or parties from whom Seller purchases gas.
(v) "Transporter" shall mean any pipeline company which provides any portion of the transportation of the gas purchased hereunder from the points of delivery stated in Article Vl to Buyer's city gate.


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(w)      "Transporter's Tariff" shall mean the currently effective tariff of
         Transporter filed with the FERC.
(x) "Year" shall mean a period of three hundred sixty-five (365) consecutive days with a one day adjustment for leap years.

                                   ARTICLE II
                          GOVERNMENTAL AUTHORIZATIONS
         2.01 Each of the parties hereto agrees to proceed with diligence in a good faith effort to obtain, cause to be obtained or to assist the other party in obtaining all such governmental authorizations as may be necessary to enable each party to perform or cause to be performed its obligations under this agreement.

                                  ARTICLE III
                            RESERVATIONS OF SELLER
         3.01 Subject to the other terms and provisions of this agreement, Seller expressly reserves unto itself the right, at its sole cost and expense, to separate and extract liquid and liquefiable hydrocarbons, other than methane, from the gas upstream of TGPL Compressor Station 65 located in St. Helena Parish, Louisiana, together with such methane as cannot be separated from the ethane and heavier hydrocarbons separated or extracted from the gas, provided that such extraction (i) shall not reduce the total heating value per cubic foot below a level acceptable to Transporter; (ii) shall not render the gas incapable of meeting the quality specifications described in Article IX; and (iii) shall not cause the total number of dekatherms received by Buyer at its city gate to be less than the number of dekatherms purchased at the point of delivery (excluding gas retained by TGPL for fuel and line loss). All liquid and liquefiable hydrocarbons so recovered shall belong to Seller. Notwithstanding
Article XVI hereof, Seller agrees to indemnify and hold Buyer harmless from all claims, liability, damages, and expenses which may occur or be asserted by reason of Seller's processing of gas hereunder.

                                   ARTICLE IV
                                QUANTITY OF GAS
         4.01 Subject to the other terms and provisions of this agreement, beginning on the date deliveries commence hereunder, and daily throughout the term hereof, Seller agrees to make available to Buyer at the point(s) of delivery a quantity of gas equal to the Daily Contract Maximum ("DCM") or such lesser quantity as Buyer may nominate and schedule hereunder. Anything to the contrary notwithstanding, Seller shall not be obligated to make available to Buyer during any Contract Year any quantities in excess of the Annual Contract Maximum.
         4.02 On or before the day before the date nominations are due under the terms of

Transporter's Tariff ("Nomination Due Date"), Buyer shall nominate to Seller the maximum daily quantity of gas (up to the DCM) which Buyer anticipates it will purchase in the ensuing month ("Nominated Quantity"). If Buyer fails to nominate any quantity of gas on or before the Nomination Due Date, Buyer shall be deemed to have nominated a quantity equal to the DCM for such month.
         4.03 (a) If in any Summer Period Buyer fails to purchase a quantity of gas (the "Summer Period Minimum Quantity") equal to at least forty percent (40%) of the DCM multiplied by the number of days in the Summer Period, Buyer shall pay Seller in accordance with (i) or (ii) below, which choice shall be at Buyer's sole discretion:
                  (i)      a Deficiency Charge ("DC") calculated as follows:
                           DC = (SMQ - SQ) (SWACP)(.10)
         or       (ii)     a Prepayment Charge ("PC") calculated as follows:
                           PC = (SMQ - SQ) (SWACP)
         where:            SMQ              = Summer Period Minimum Quantity,
                           SQ               = total quantities purchased here-
                                              under during the Summer
                                              Period, and
                           SWACP            = Summer Weighted Average Commodity
                                            Price, the weighted average of all
                                            Commodity  Prices, as defined in
                                            Article VIII, in effect during the
                                            Summer Period (weighted by the
                                            number of days each such  price was
                                            in effect).
        (b) If in any Contract Year Buyer fails to purchase a quantity of gas (the "Contract Year Minimum Quantity") equal to at least sixty percent (60%) of the DCM multiplied by the number of days in the Contract Year, Buyer shall pay Seller either:
                  (i)      a Deficiency Charge calculated as follows:
                           DC = (CYMQ - CYQ) (CYWACP)(.20)
         or       (ii)     a Prepayment Charge calculated as follows:
                           PC = (CYMQ - CYQ) (CYWACP)
         where:            CYMQ             = Contract Year Minimum Quantity.
                           CYQ              =   total quantities purchased
                                            hereunder during the Contract Year.

                           CYWACP = Contract Year Weighted Average Commodity Price, the weighted average of all Buyer's monthly Commodity Prices, as defined in
                                            Article VIII, in effect during the
                                            Contract Year (weighted by the
                                            number of days each such price was
                                            in effect).

         (c) If Buyer fails to purchase the Summer Period Minimum Quantity and the Contract Year Minimum Quantity in the same Contract Year, Buyer shall be required to pay Deficiency or Prepayment Charges for both the Summer Period and the Contract Year in accordance with Sections 4.03(a) and (b), provided, however, for purposes of determining the total quantities purchased hereunder for the Contract Year, Buyer shall be deemed to have purchased the Summer Period Minimum Quantity during such Summer Period.
         (d) Payment by Buyer of a Deficiency Charge for a Summer Period or a Contract Year pursuant to Section 4.03(a) or (b) shall fully satisfy the obligation of Buyer to purchase the applicable minimum quantity and the obligation of Seller to deliver such quantity, and neither party shall have any remaining quantity obligation or rights as to such Summer Period or Contract Year.
         4.04 If Buyer fails, for reasons other than Force Majeure or adverse governmental action as defined below, to purchase the Contract Year Minimum Quantity for two consecutive Contract Years, Seller shall be entitled, at its sole option, to reduce the Annual Contract Maximum by up to the average percentage by which Buyer's purchases were deficient during such two year period. Such deficiency percentage shall be calculated by subtracting the average actual Load Factor over such two (2) year period from sixty percent (60%). Buyer's adjusted Annual Contract Maximum shall be calculated as set forth on Attachment "A" hereto.
         4.05 If Buyer shall have failed to purchase the Summer Period and/or Contract Year Minimum Quantities specified in Section 4.03 and has paid a Prepayment Charge for such gas pursuant to Section 4.03(a)(ii) or 4.03(b)(ii)("Prepaid Gas"), Buyer shall have the right, during the remaining term of this agreement, to receive makeup gas equal to the quantity for which Buyer prepaid, subject to the provisions of this section. Subject to the nomination requirements of Section 4.02, Buyer may receive such makeup gas at any time after that point in the Contract Year at which Buyer has purchased the Summer Period and Contract Year Minimum Quantities, or on any day during the Contract Year after Buyer has purchased the DCM on such day (provided Seller elects to make available gas in excess of the
DCM). Seller or Buyer, as applicable, shall account for any difference in price between that at which a Prepayment Charge was paid and that applicable at the time makeup gas is taken. Gas shall be deemed made up on a "first in, first out" basis. The gas so made up during any subsequent Contract Year shall not be considered purchased in such Contract Year for purposes of determining whether Buyer has purchased the Summer Period or Contract Year Minimum Quantity. In the event Buyer chooses to prepay and make up deficiency quantities, any quantities of gas purchased by Buyer in subsequent periods that are in excess of the applicable Minimum Quantities and any quantities which are purchased by Buyer in excess of the DCM on any day shall be considered makeup quantities until all quantities of Prepaid Gas are made up. The foregoing notwithstanding, Buyer's rights to make up Prepaid Gas shall not obligate Seller to deliver gas in excess of the DCM on any day or in excess of the ACM in any Contract Year, or serve to extend the term of this agreement, and all of Buyer's rights to make up Prepaid Gas shall cease upon the termination of this agreement. If upon termination of this agreement, Buyer has not made up all Prepaid Gas, Seller shall, within thirty (30) days after receipt of Buyer's invoice, pay to Buyer an amount equal to all Prepayment Charges paid by Buyer for the Prepaid Gas not made up, less an amount equal to the Deficiency Charges that would have been payable on such quantities based on the Commodity Price applicable at the time such gas should have been taken.
         4.06     (a)      If on any day Seller fails to deliver any portion of
the gas nominated and
scheduled by Buyer for delivery in accordance with this Article IV, Buyer shall use reasonable efforts to replace such gas from other sources at the lowest cost reasonably available to Buyer. If Buyer is able to replace such gas from other sources, then Seller shall pay to Buyer, as Buyer's sole and exclusive remedy for such failure to deliver (in addition to the adjustments specified in Section 8.03), liquidated damages in an amount equal to:
                  (i)      the excess, if any, of
                           (a)      the price per dekatherm reasonably paid by
                                    Buyer for such replacement gas, such price
                                    to be adjusted if necessary for pricing
                                    point comparability,
                  over     (b)      the effective price per dekatherm (including
                                    commodity charges and excluding reservation charges) that would have been applicable to such gas hereunder, multiplied by
                  (ii)     the difference between
                           (a)      the quantity of gas so nominated and
                                    scheduled by Buyer, and (b) the quantity of gas actually delivered hereunder.
                           (b)      the quantity of gas actually delivered
                                    hereunder.
If the price paid by Buyer for such replacement gas (as described in Section 4.06(a)(i)(a)) does not exceed the effective contract price (as described in
Section 4.06(a)(i)(b)), Buyer shall not be entitled to receive any damages from Seller. If Buyer, in its reasonable discretion, replaces such gas from its own supplies of gas in storage, Buyer shall so advise Seller and Seller may elect, in lieu of paying the liquidated damages specified in this paragraph, to replace such gas within Buyer's storage rights at a time specified by Buyer. At such time Seller shall also reimburse Buyer for any injection and withdrawal charges or costs paid or incurred by Buyer in connection with the withdrawal and use of

Buyer's storage gas and the injection of replacement gas supplied by Seller. In such case, Seller's replacement of such gas and reimbursement of such injection and withdrawal charges or costs (in addition to the adjustments specified in Section 8.03) shall constitute Buyer's sole and exclusive remedy for Seller's failure to deliver gas hereunder.
        (b) If on any day Seller fails to deliver any portion of the gas nominated and scheduled by Buyer for delivery in accordance with this Article IV, and if Buyer is unable to replace such gas from other sources, then Seller shall pay to Buyer, as Buyer's sole and exclusive remedy for such failure to deliver (in addition to the adjustments specified in Section 8.03), liquidated damages in an amount equal to the applicable Commodity Price (as defined in Article VIII) multiplied by the difference between the quantity of gas so nominated and scheduled by Buyer and the quantity of gas actually delivered.
        (c) Anything to the contrary notwithstanding, the provisions of Sections 4.06(a) and (b) and Section 8.03 shall not apply if Seller's failure to deliver is due to a force majeure condition or an adverse governmental action, as such terms are defined below, or the failure of Buyer to provide sufficient transportation capacity pursuant to Section 12.02(a).
         4.07 Buyer shall timely provide to Seller all nomination and scheduling information required by Transporter in connection with the quantities of gas Buyer desires to purchase hereunder. Buyer shall notify Seller by telephone of all changes in its daily scheduled quantities sufficiently in advance so that Seller may comply with Transporter's advance notice requirements. Buyer shall take gas as nearly as practicable at uniform hourly rates of flow, at uniform daily deliveries and in conformance with any requirements of Transporter subject to Article XII.

                                      ARTICLE V
                                  DELIVERY PRESSURE
5.01 Seller shall deliver natural gas to Buyer at Transporter's line pressure at the point(s) of delivery designated in Article VI hereof.

                                     ARTICLE VI
                           POINTS OF DELIVERY AND OWNERSHIP
         6.01 The point(s) of delivery for gas purchased and sold hereunder shall be at the interconnection of the facilities of Transporter with the facilities of third party sellers at Seller's sources of gas. Title shall pass to Buyer at such point(s) of delivery.

                                     ARTICLE VII
                                  TERM OF AGREEMENT
         7.01 Subject to the other provisions hereof, this agreement shall be effective on November 1, 1990 and shall remain in full force and effect for a primary term ending November 1, 2000. Beyond the primary term, this agreement shall extend on a year to year basis, unless terminated upon six (6) months prior written notice by either party.

                                     ARTICLE VIII
                                        PRICE
         8.01 Subject to the other provisions of this agreement, for all gas purchased hereunder in a month, the Base Contract Price at the Pricing Point(s) shall be equal to the sum of:
         (a) eighteen cents ($.18) plus the arithmetic average of the following:
                  (i) the weighted average of the average prices for gas delivered into TGPL for the week of publication, at Wharton County, Texas - Station 30
         8.04 The Commodity Bill for each month shall be equal to the Commodity Price multiplied by the total quantity of gas purchased by Buyer hereunder during such month. The Commodity Price for a month shall be equal to eighty percent (80%) of the Base Contract Price for such month. An example of the calculation of the Demand and Commodity Bills and adjustments thereto is outlined in Attachment "B" hereto.

         8.05 (a) Either party may initiate a redetermination of the Base Contract Price and/or the rate design (the "applicable price component(s)") by delivering written notice to the other party on or before the 60th day prior to the next Redetermination Date ("Redetermination Notice"). If neither party receives a Redetermination Notice on or before such 60th day, the applicable price component(s) then in effect shall remain in effect for the next two (2) year period commencing on the Redetermination Date.
                  (b) If either party receives a Redetermination Notice on or before such 60th day, the parties shall commence negotiating in good faith within five (5) days of such notice to redetermine the applicable price component(s). If the parties fail to reach agreement within twenty (20) days of such notice, any remaining disputed matters shall be referred to the respective chief executive officers of Seller and Buyer for resolution. lf the parties reach agreement, the redetermined applicable price components shall become effective on the Redetermination Date. If said chief executive officers fail to reach agreement on or before the thirtieth (30th) day prior to the Redetermination Date, either party may terminate this agreement by giving written notice to the other party. In such event, this agreement shall terminate on the one hundred-fiftieth (150th) day from the date such notice of termination is received, and the applicable price components in effect prior to the Redetermination Date shall remain in effect until such termination.
         8.06 On any day in which the Commodity Price is not competitive with the applicable residual fuel oil price, Buyer shall be deemed to have purchased the DCM for purposes of determining whether Buyer purchased the Summer Period and Contract Year Minimum Quantities, regardless of the quantity of gas actually purchased by buyer on such day. For purposes of this section, the Commodity Price ("CP"), shall be considered competitive with the residual fuel oil price unless:
                  (CP + GRFT) x.95 exceeds{RFR} OVER {6.287} where:

                  GRFT = applicable gross receipt and franchise and sales taxes
                  RFR = a residual fuel oil reference price which shall be the low quote for estimated Wilmington, North Carolina spot cargo prices for No. 6 - 2.9% sulphur high pour residual fuel oil published in the most recent Platt's Oilgram Price Report.


                                    ARTICLE IX
                                  QUALITY OF GAS
         9.01 (a) The gas delivered hereunder shall be merchantable gas which shall comply with the quality requirements stated in the tariff(s) of the Transporter(s) transporting the gas purchased and sold hereunder.
              (b) SELLER HAS NO KNOWLEDGE OF ANY PARTICULAR OR SPECIAL PURPOSE OF BUYER FOR THE GAS TO BE SOLD HEREUNDER AND MAKES NO WARRANTY WITH RESPECT TO THE FITNESS OF THE GAS FOR ANY SUCH PURPOSE.

                                    ARTICLE X
                            METERING AND MEASUREMENT
         10.01 The unit of measurement of the gas shall be one dekatherm of gas. The gas delivered hereunder shall be measured and metered by the initial Transporter at Seller's sources of gas in accordance with the provisions, specifications and standards set forth in said Transporter's tariff. Each party shall preserve or cause to be preserved for at least one (1) year all test data, charts, allocation statements and other similar records available to it, unless a longer period is prescribed by applicable regulation.

                                    ARTICLE XI
                                BILLING AND PAYMENT
         11.01 On the first day of the month following the month in which deliveries commence hereunder and on the first day of each month thereafter, Seller shall render to Buyer a statement of the Reservation Charge for the prior month. Such statement shall include adjustments, if any, which may be calculated pursuant to Article VIII. Buyer shall pay Seller the Reservation Charge by wire transfer to Seller's account at Citibank, N.A. (account number specified on invoices) on or before the tenth (10th) day of each month or the tenth (10th) day following Buyer's receipt of the Reservation Charge statement, whichever is later.
         11.02 On or before the tenth (10th) day of each month, Seller shall render to Buyer a statement showing the quantities of gas delivered by Seller during the preceding month and the Commodity Charge therefor, as well as the amount and description of any deficiency charges owed by or liquidated damages owed to Buyer hereunder for the preceding month. Buyer shall pay Seller the amount of such statement by wire transfer to Seller's account at Citibank, N.A. (account number specified on invoices) on or before the twentieth (20th) day of each month or the tenth
(10th) day following the date of Buyer's receipt of such statement, whichever is later; provided, however, if any payment date is a Saturday, Sunday or legal holiday, such payment shall be due on the business day immediately following such payment date.
         11.03 Liquidated damages owed by Seller pursuant to the terms of this agreement for any month shall be credited against Buyer's Commodity Charge statement in the next month and against Reservation Charge and Commodity Charge statements in subsequent month(s) as necessary.
         11.04 If Buyer fails to pay any statement in whole or in part when due, in addition to any other rights or remedies available to Seller, interest at a rate equal to the prime rate of Citibank, N.A. or its successor plus 2% shall accrue on unpaid amounts, including on unpaid interest compounded daily, beginning on the payment due date of Seller's statement and ending when such statement is paid. The preceding provisions of this Article XI notwithstanding, if a legitimate good faith dispute arises between Buyer and Seller concerning a statement, Buyer shall pay that portion of the statement not in dispute on or before such due date, and, upon the ultimate determination of the disputed portion of the statement, Buyer shall pay Seller the remaining amount owed plus the interest accrued thereon. All disputes regarding quantities delivered to Buyer's city gate shall be resolved by reference to the measurement charts and records of TGPL at Buyer's city gate.
         11.05 Upon request, either party shall mail or deliver to the other party for verification and calculation all charts, allocation statements and other documents used in the measurement of gas delivered hereunder (to the extent such charts are available to the party receiving such request) within ten
(10) days after the last charge for each billing period is received by Buyer. Such charts, statements or documents shall be returned to the sender within thirty (30) days.

                                    ARTICLE XII
                                   TRANSPORTATION
         12.01    Seller shall arrange for the transportation of the gas sold hereunder from the point(s) of delivery to the TGPL receipt points. Any provision herein to the contrary notwithstanding, as part of Seller's obligation to arrange such transportation, Seller shall indemnify and hold Buyer harmless from all injuries, claims, liabilities and damages irrespective of the cause thereof (other than Buyer's negligence) which arise out of or in connection with the gas or the handling thereof during such transportation.
         12.02 (a) The gas will be transported from the TGPL receipt points to the Pricing Point under Buyer's FT Agreement. Buyer shall maintain firm transportation capacity with TGPL from the TGPL receipt points to the Pricing Point in an amount at least equivalent to the DCM plus applicable fuel and shall make such capacity available for the transportation of all quantities scheduled hereunder. Specifically, at each TGPL receipt point Buyer shall make available firm capacity equal to Buyer's allocated DCM capacity at such point, and Seller shall deliver a quantity of gas equal to the quantity Buyer nominates and schedules to be delivered at such point; provided, however, that from time to time Buyer and Seller may agree that the portion of the Nominated Quantity to be delivered hereunder in the ensuing month at one or more of the TGPL receipt point(s) shall be greater than Buyer's allocated DCM capacity at such point(s) if such additional firm capacity is available to Buyer, and that the portion to be delivered to other TGPL receipt point(s) in such month shall be less. If such modified allocation is agreed to, it shall be used to determine the weighted averages described in Section 8.01. If Buyer and Seller fail to agree to such modified allocation on or before the seventh (7th) day prior to the first day of the ensuing month, the gas scheduled by Buyer in such month shall be delivered to the TGPL receipt points on a pro-rata basis in accordance with Buyer's allocated DCM capacity at each such point. Any other provision in this agreement notwithstanding, if Seller has made the quantities of gas scheduled by Buyer available for delivery at the TGPL receipt points in accordance with Buyer's allocated DCM capacity or such modified allocation as the parties may have agreed to, then to the extent Buyer fails to make sufficient firm capacity on the TGPL system available to receive and transport such quantities, Seller's obligation to deliver any quantities in excess of the firm capacity made available to Seller by Buyer shall be subject to and limited by the availability of interruptible transportation on the TGPL system, if firm transportation is not otherwise available.
         (b) Seller shall reimburse or credit Buyer for all TGPL commodity charges which are incurred by Buyer under Buyer's FT Agreement for the transportation of gas purchased hereunder to the Pricing Point.
         12.04 Buyer and Seller shall cooperate to adjust any discrepancy among (a) the quantity allocated at Seller's sources of gas, (b) the quantity scheduled by Buyer and
(c) the quantity allocated as Seller's gas at Buyer's city gate by the final Transporter.
         12.05 Without waiver of any other remedies, in the event any charges, penalties, costs or expenses are incurred or payable to Transporter as a result of Seller's failure to give Buyer timely notice of any increase or decrease in daily quantities to be delivered at any point of delivery or TGPL receipt point from the quantities nominated and scheduled by-Buyer in accordance with Article IV, Seller shall be responsible for such charges, penalties, costs or expenses.
         12.06 Without waiver of any other remedies, in the event any charges, penalties, costs or expenses are incurred or payable to Transporter as a result of Buyer's failure to give Seller timely notice of any increase or decrease in daily quantities to be accepted at any TGPL receipt point or Pricing Point from the quantities nominated and scheduled by Buyer in accordance with Article IV, Buyer shall be responsible for such charges,, penalties, costs or expenses.
         12.07 For the purpose of Sections 12.05 and 12.06, notice will be deemed timely if, under the circumstances, it should have given the party receiving such notice reasonably sufficient time to notify Transporter of such changes in quantities by the time required under the terms of Transporter's tariff to avoid imposition of a penalty or charge.

                                  ARTICLE XIII
                             GOVERNMENTAL REGULATIONS
         13.01 This agreement shall be subject to all valid applicable state, federal and local laws, rules and regulations; provided, that either party hereto shall be entitled to regard all laws, rules and regulations issued by any federal or state regulatory body as valid and may act in accordance therewith until such time as the same may be held invalid by final judgment in a court of competent jurisdiction. Nothing herein shall be taken to preclude Buyer or Seller or both from contesting the validity of any such law(s), rule(s) or regulation(s).
         13.02 In the event that the FERC, Congress or any other governmental body asserting jurisdiction ("governmental authority") (i) imposes price controls on natural gas (ii) prohibits or prevents any of the transactions described in (a) this agreement, (b) any agency agreement between Buyer and Seller or (c) any transportation agreement between Transporter and Buyer or Seller covering the transportation of the gas delivered hereunder; (iii) directly or indirectly materially and adversely conditions such transactions in a form that is unacceptable in the sole judgment of the party affected thereby, or (iv) adopts any law, action, rule or order which directly or indirectly, materially and adversely affects a party's rights or obligations hereunder, (each of the events described above being referred to herein as an "adverse governmental action"), then the party hereto affected by such adverse governmental action (the "affected party") may terminate this agreement effective as of the effective date of such adverse governmental action by giving written notice of termination to the other party. However, if such adverse governmental action becomes effective in any month from October through April inclusive, upon Buyer's request, Seller shall continue to deliver gas hereunder until the following May 1, provided that: (A) Buyer or Seller can arrange the necessary transportation; (B) Buyer shall agree in writing to keep Seller whole on a monthly basis with respect to all increased costs Seller may incur by so continuing to perform this agreement; (C) so continuing to perform this agreement will not result in Seller being subject to the jurisdiction of the FERC or any successor governmental authority beyond that in effect on the date of this agreement, and (D) Seller is able to obtain sufficient supplies of gas to satisfy Buyer's requirements hereunder without affecting Seller's ability to fulfill Seller's other firm sales contract obligations that are not suspended by such adverse governmental action. If conditions (A), (B) and (C) of this paragraph are satisfied but, due to such adverse governmental action, Seller is unable to obtain sufficient supplies of gas to satisfy Buyer's requirements and meet all of Seller's other firm sales obligations, then Buyer shall be entitled to receive, until the following May 1, such proportion of the total reduced quantity Seller is able to make available at each TGPL receipt point, if any, as Buyer's nominated quantity for each such receipt point bears to the sum of such nominated quantity under this agreement and the nominated quantities under Seller's other firm contracts for such TGPL receipt point. Any provision herein to the contrary notwithstanding, the affected party may terminate its performance of this agreement effective immediately if continued performance hereof would cause such party to be in violation of any enforceable law, action, rule, order or regulation under this article.

                                  ARTICLE XIV
                                 FORCE MAJEURE
         14.01 No failure or delay in performance, whether in whole or in part, by either Seller or Buyer shall be deemed to be a breach hereof when such failure or delay is occasioned by or due to any acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, floods, storms, fires, washouts, arrests and restraints of rulers and peoples, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, hydrate obstructions of lines of pipe, lack of pipeline capacity due to a declared force majeure event experienced by Transporter affecting the firm transportation of gas hereunder, repairs, maintenance, improvement, replacement or alterations to plants, lines of pipe or related facilities, partial or complete failure to perform by persons transporting or storing gas on a firm basis for Buyer or Seller, inability of either party to obtain necessary machinery, materials or permits or to obtain easements or rights of way, freezing of a well or delivery facility, well blowouts, the act of any court or governmental authority, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to prevent or overcome; provided, however, that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and the requirement that any force majeure shall be remedied with the exercise of diligence shall not require the settlement of strikes or lockouts by acceding to the demands of opposing parties when such course is inadvisable in the discretion of the party having difficulty.
         14.02 Such causes or contingencies affecting the performance of this agreement by any party hereto, however, shall not relieve such party of liability in the event of its negligence or in the event of its failure to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch. Nor shall such causes or contingencies affecting the performance of this agreement relieve any party from its obligations to make payments of amounts when due. Nor shall such causes or contingencies relieve any party of liability, unless such party shall give notice and full particulars of the same in writing or by telegraph to the other party as soon as possible after the occurrence relied on, and like notice shall be given upon termination of such force majeure conditions.
         14.03 If, due to force majeure, the gas available for delivery by Seller is insufficient to meet all of Seller's firm, long-term sales obligations (those with terms of one (1) year or longer), Buyer shall not be disadvantaged relative to Seller's other firm, long term sales commitments with respect to allocation of supplies of gas which could reasonably be delivered to Buyer during the continuance of the force majeure.

                                    ARTICLE XV
                                WARRANTY OF TITLE
         15.01 Seller warrants title to all gas delivered by it, that it has the right to sell or deliver the same, and that such gas is free from liens and adverse claims of every kind. Seller shall pay or cause to be paid all taxes and other sums due on the gathering and handling of the gas delivered by Seller. Seller shall indemnify and save Buyer harmless from and against all suits, actions, damages, costs and expenses arising from or out of any breach of this provision.

                                    ARTICLE XVI
                                  RESPONSIBILITY
         16.01 As between the parties hereto, Seller shall be deemed to be in exclusive control and possession of the gas sold hereunder until such gas has been delivered to the point(s) of delivery, after which point Buyer shall be deemed to be in exclusive control and possession of such gas.
         16.02 The party deemed to be in control and possession of the gas sold hereunder shall be responsible for and shall indemnify the other party with respect to any claims, liabilities or damages arising therefrom when such gas is in that party's control and possession.

                                    ARTICLE XVII
                                 GENERAL PROVISIONS
         17.01 Copies of any filing submitted to the FERC, or to any state or federal regulatory agency having jurisdiction, and any notice, request, demand, payment or statement provided for in this agreement shall be in writing and shall be directed to the address of the parties hereto as follows:

BUYER:
For Notices, Payment and Billing:
Public Service Company of North Carolina, Inc.
800 Cox Road
Gastonia, North Carolina 28053
Attention: Vice President - Gas Supply and Transportation

SELLER:
For Notices:
Transco Energy Marketing Company
P. O. Box 1396
Houston, Texas 77251
or

2800 Post Oak Blvd.
Houston, Texas 77056
Attention: Vice President - Gas Marketing & Operations
For Payment and Billings:
Transco Energy Marketing Company
P. O. Box 1396
Houston, Texas 77251
Attention: TEMCO Accounting

or at such other address as either party shall from time to time designate by correspondence to the other party.
         17.02 This agreement shall not be assignable by either party in whole or in part, except with the consent of the other party, which shall not be unreasonably withheld. This agreement shall inure to the benefit of and be binding upon permitted successors and assigns.
         17.03 This agreement is for the sole and exclusive benefit of the parties hereto. Except as otherwise provided in the Guaranty Agreement attached hereto between Buyer and Transco Energy Company, nothing expressed or implied herein is intended to benefit any other person, firm or corporation not a party hereto and none of such other persons shall have any legal or equitable right, remedy or claim under this agreement or under any provision hereof.
         17.04 This agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof; supersedes all prior agreements and understandings, whether oral or written, which the parties may have in connection herewith; and may not be modified except by written agreement of the parties. The parties and their legal counsel have cooperated in the drafting of this agreement and it shall therefore be deemed their joint work product and shall not be construed against either party by reason of its preparation.
         17.05    THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF
TEXAS.
         17.06 The parties acknowledge that this agreement contains commercially sensitive information and each party agrees that it will not, without the written consent of the other, disclose to any third party except Transco Energy Company and Transco Energy Services Company, this agreement or the terms or provisions thereof except to the extent, and only to the extent, that disclosure is required (a) by law or by a court or administrative agency having jurisdiction over the disclosing party; (b) to obtain transportation of the gas purchased and sold hereunder; or (c) in the course of an audit of the disclosing party, and further provided that upon learning that disclosure is required by law or by a court or administrative agency, the party required to make such disclosure shall immediately notify the other party and shall take all reasonable steps requested by such other party to limit the extent of such disclosure.
         IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written.
                                       TRANSCO ENERGY MARKETING
                                                COMPANY


                                       By  /s/ W. Colin Harper
                                           Vice President -
                                           Gas Marketing and Operations


                                       PUBLIC SERVICE COMPANY OF
                                       NORTH CAROLINA, INCORPORATED



                                       By  /s/ Franklin H. Yoho
                                           Vice President -
                                           Gas Supply and Transportation